SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC  20549
                               __________


                                FORM 8-K

                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported)

                            October 13, 1998


                          COMPTEK RESEARCH, INC.
            (Exact Name of Registrant as Specified in Charter)

      New York               1-8502              16-0959023
------------------       -----------------    --------------------
  (State of Other        (Commission File      (IRS Employer
  Jurisdiction of         Number                Identification No.)
   Incorporation)

 2732 Transit Road, Buffalo, New York              14224-2523
-------------------------------------------------------------------
(Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code: (716) 677-4070

                              Not Applicable
-------------------------------------------------------------------
     (Former Name or Former Address, if Changed Since Last Year)

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Item 5.   OTHER EVENTS

          On October 13, 1998, the Registrant signed a Letter of Intent to acquire the business operations, assets and related liabilities of Amherst Systems, Inc., a privately-held company headquartered in Williamsville, New York, for an undisclosed purchase price. The acquisition is subject to the completion of due diligence, the signing of a definitive purchase agreement, the obtaining of financing, and customary regulatory approvals.

          Amherst Systems produces leading-edge products for simulation and evaluation of the electronic combat environment. Its primary customer group is the United States Department of Defense and related departments and agencies.

          A copy of the Registrant's October 14, 1998, news release regarding the signing of the Letter of Intent is attached as an exhibit to this report.

Item 7.   FINANCIAL  STATEMENTS,  PRO FORMA FINANCIAL   INFORMATION  AND
          EXHIBITS.


          (a)  Financial Statements.  N/A

          (b)  Pro Forma Financial Information.  N/A

          (c) Exhibits. News Release dated October 14, 1998, regarding Letter of Intent to acquire the business operations of Amherst Systems, Inc.


                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          COMPTEK RESEARCH, INC.
Date:   October 16,1998               By: /s/ John J. Sciuto
                                          John J. Sciuto
                                          Chairman, President and CEO
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                               Exhibit 99

<PAGE 3>

FOR IMMEDIATE RELEASE

Contact:  Christopher A. Head                Internet Address:
          Executive Vice President           www.comptek.com
          Comptek Research, Inc.
          716-677-4070


      COMPTEK ANNOUNCES LETTER OF INTENT TO ACQUIRE AMHERST SYSTEMS
                            ________________

 Transaction Expected to Increase Annual Revenues By $35 to $40 Million,
                    Have Positive Impact on Earnings

Fiscal Second Quarter Results to be Released on Tuesday, October 20, 1998


October 14, 1998, Buffalo, New York -- Comptek Research, Inc. (AMEX:CTK) has signed a Letter of Intent to acquire the business operations, assets and related liabilities of Amherst Systems, Inc. for an undisclosed purchase price. The transaction is subject to the completion of due diligence, the signing of a definitive purchase agreement, the obtaining of financing, and customary regulatory approvals.

Amherst Systems, Inc., is a privately-held company, headquartered in Buffalo, New York, with annualized sales of approximately $35 million. Amherst Systems produces leading-edge products for simulation and evaluation of the electronic combat environment. The company is currently a major subcontractor on the U.S. Air Force's F-22 Aircraft program . Amherst Systems was founded in 1975 and is well known in the electronic combat community for its design and development of high-quality, reliable hardware and software, and innovative processor architectures to solve real-time application problems.

Comptek Research, Inc., with several offices and subsidiary locations in the United States, is a domestic and international supplier of technically advanced electronics and data communications systems to government and industry. Comptek reported annual sales of $72 million and record net income of $2.7 million for its fiscal year ended March 31, 1998. As a result of its acquisition of PRB Associates, Inc., completed in May 1998, annual sales for the current fiscal year ending March 31, 1999, are expected to exceed $100 million. The planned acquisition of Amherst Systems is expected to contribute to both sales and earnings during the last quarter of Comptek's current fiscal year.

John J. Sciuto, Comptek's Chairman, President and Chief Executive Officer, commented that, "The acquisition of Amherst Systems is a most significant strategic step in achieving Comptek's well advertised "Vision 2000" objective of market leadership in select defense-related markets. We expect to accomplish our strategic goals through a combination of systematically chosen internal growth initiatives and select key acquisitions -- all intended to establish Comptek as an industry leader in the global electronic defense market."

"The fit between Comptek and Amherst is extraordinary and should represent enhanced career opportunities for the employees of both companies, as well as substantial long-term shareholder value for the shareholders of Comptek Research, Inc.," Mr. Sciuto added.


Comptek also announced that it expects to report financial results on October 20, 1998, for its second fiscal quarter ended September 25, 1998.

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This news release contains forward-looking statements about Comptek's current expectations for future sales and earnings based on current business conditions and the anticipated acquisition of Amherst Systems. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include Comptek's and Amherst Systems's dependence on continued funding of U.S. Department of Defense programs. Some additional risks and uncertainties, among others, that also need to be considered are: the likelihood that actual future revenues that are realized may differ from those inferred from existing total backlog; the ability to expand sales in international markets; and the ability to complete the acquisition of the business operations and assets of Amherst Systems without adversely affecting Comptek's financial condition. Other risks and uncertainties are described in Comptek's 1998 Form 10-K Annual Report filed with the Securities and Exchange Commission.

Comptek Research, Inc., with offices and subsidiary locations in the United States, is a domestic and international supplier of technically advanced electronics and data communications systems to government and industry.

Note: Today's news release and Comptek's news releases for the past year are available on the Internet at http://www.cfonews.com under the heading "Company News, Comptek Research." Additional information about Comptek is also available at http://www.comptek.com.



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